UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Carrier Access Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2007

To the Stockholders of Carrier Access Corporation:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Carrier Access Corporation, a Delaware corporation (the “Company”), will be held on May 30, 2007, at 9:30 a.m., Mountain Time, at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the appointment of HEIN & Associates, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to enable amendment of the Bylaws of the Company by a majority vote of the Board of Directors.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Only holders of record of the Company’s common stock at the close of business on April 13, 2007, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by mailing a completed, signed, and dated proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Proxies and Voting Procedures” on page two of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously voted using the proxy card.

By Order of the Board of Directors of Carrier Access Corporation

/s/ KEVIN KUZNICKI
Kevin Kuznicki Secretary

Boulder, Colorado

April 23, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE,

SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE

AS PROMPTLY AS POSSIBLE

CARRIER ACCESS CORPORATION

5395 Pearl Parkway, Boulder, CO 80301

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

CARRIER ACCESS CORPORATION

5395 Pearl Parkway, Boulder Colorado 80301

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL AND OTHER MATTERS

General

This Proxy Statement (the “Proxy Statement”) is being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Carrier Access Corporation, a Delaware corporation (“Carrier Access” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2007 Annual Meeting of Stockholders to be held on May 30, 2007 at 9:30 a.m., local time, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301. The telephone number at Carrier Access is 303-442-5455.

This Proxy Statement, the accompanying form of proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Annual Report”), are first being mailed on or about April 23, 2007, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote and Record Date

Stockholders of record at the close of business on April 13, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the 2007 Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock they held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 34,410,454 shares of the Company’s Common Stock outstanding and entitled to be voted at the Annual Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Common Stock, see “Security Ownership of Principal Stockholders and Management.”

Quorum and Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. An abstaining vote is deemed to be a “vote cast” and has the same effect as a vote cast against approval of a proposal requiring approval by a majority of the votes cast. However, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

A plurality of the votes duly cast is required for the election of directors (Proposal One).

The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of HEIN & Associates, LLP as the Company’s independent registered public accounting firm for the fiscal year ending

December 31, 2007 (Proposal Two). Abstentions are deemed to be “votes cast,” and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to enable amendment of the Bylaws of the Company (the “Bylaws”) by a majority vote of the Board (Proposal Three). As a result, abstentions and broker non-votes will have the same effect as a vote against Proposal Three.

Proxies and Voting Procedures

Voting by proxy card

All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies on the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by attending the meeting

A stockholder may vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by mail from the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting.

Changing vote; revocability of proxy

Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. A proxy card may be revoked by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary.

Expenses of Solicitation

The Company will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, electronic mail, telegram, letter, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials

Stockholders may present proper proposals for inclusion in the Company’s proxy statement and form of proxy card and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2008 Annual Meeting, stockholder proposals must be received by the Secretary of the Company no later than December 25, 2007, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting

In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board and/or its Corporate Governance and Nominating Committee (the “Governance and Nominating Committee”) or (2) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company’s Board, see the procedures discussed in “Recommending Candidates for Election to the Board of Directors.”

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 20 days nor more than 60 days prior to the date of the annual meeting of stockholders. As a result, the Notice Period for the 2008 Annual Meeting is anticipated to start on March 31, 2008 and end on May 10, 2008.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company or may be accessed on the Company’s website at www.carrieraccess.com– “Investors”—“Corporate Governance”—“Bylaws”. All notices of proposals by stockholders, whether or not they are to be included in the Company’s proxy materials, should be sent to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary.

Discretionary Authority to Vote

With respect to a proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at next year’s annual meeting of stockholders, rules of the Securities and Exchange Commission (“SEC”) permit the Company’s management to vote proxies in its discretion if the Company does not receive notice of the proposal prior to the close of business on April 15, 2008.

Multiple Copies of Annual Report to Stockholders

A copy of our Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board is currently composed of seven members. Each director elected at the Annual Meeting shall hold office until the next annual meeting and until a successor is duly elected and qualified or until his or her death, resignation or removal.

Seven directors are to be elected at the Annual Meeting. Based upon the recommendation of the Governance and Nominating Committee, the Board has nominated the seven nominees named below for election at the Annual Meeting, all of whom are presently directors of the Company. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Governance and Nominating Committee and designated by the Board to fill the vacancy. Management has no reason to believe that any nominee will be unable or will decline to serve as a director.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

Information Regarding the Nominees

The name and certain information regarding each nominee are set forth below. There are no family relationships among the nominees, except that Roger L. Koenig and Nancy Pierce are married to one another. Ages are provided as of April 23, 2007.

Name	Age	Position
Roger L. Koenig	53	President, Chief Executive Officer and Chairman of the Board
Nancy G. Pierce	49	Corporate Development Officer and Director
John W. Barnett, Jr. (2) (3)	65	Director
Mark A. Floyd (1) (2) (3)	51	Director
David R. Laube (1) (2) (3) (4)	59	Director
Thomas C. Lamming (1) (2) (3)	53	Director
General (USAF, retired) Lance W. Lord	60	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Governance and Nominating Committee
(4)	Lead Independent Director

Roger L. Koenig has served as President, Chief Executive Officer and Chairman of the Board of the Company since its formation in September 1992. Prior to co-founding the Company, Mr. Koenig served as President of Koenig Communications, Inc., an equipment systems integration and consulting firm in San Jose, California, from 1987 to 1992. Prior to founding Koenig Communications, Mr. Koenig held a number of positions with IBM/ROLM Europe, a telecommunications equipment manufacturer, including Engineering Section Manager for Europe. Mr. Koenig received a B.S. in Electrical Engineering from Michigan State University and an M.S. in Engineering Management from Stanford University.

Nancy G. Pierce has served as Corporate Development Officer since April 2000 and has been a Director of the Company since its formation in September 1992. From November 2004 to June 2005, Ms. Pierce served as interim Chief Financial Officer. Ms. Pierce previously served as Corporate Controller, Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company from September 1992 through April of 2000 and as Secretary of the Company from 1992 to 2005. Prior to co-founding Carrier Access, Ms. Pierce served as the Controller of Koenig Communications, Inc., an equipment systems integration and consulting firm and held positions at IBM Corporation and ROLM Corporation. Ms. Pierce earned a B.S. degree from Colorado State University and an M.B.A. from California State University, Chico. In addition, Ms. Pierce holds an honorary doctorate degree in Commercial Science from St. Thomas Aquinas University.

John W. Barnett, Jr. has served as a Director of the Company since December 1998. Mr. Barnett is a telecommunications consultant and private investor. Mr. Barnett previously served as a Senior Executive of McLeod USA from April 2000 through December 2001. Mr. Barnett was President of the Wholesale Services division of MCI WorldCom, Inc. from February 1997 through March 2000 and was President of WorldCom International, Inc., from June 1996 through February 1997. From January 1995 until June 1996, Mr. Barnett served as Senior Vice President of Sales and Marketing of Williams Communications Company. From July 1993 until January 1995, Mr. Barnett was President of WilTel International, a division of WilTel Network Services, a predecessor of WorldCom, Inc. Mr. Barnett has also served as a Director of the Competitive Telecommunications Association, America’s Carriers Telecommunication Association, the Multimedia Telecommunications Association, and several privately held corporations. Mr. Barnett received a B.A. in Political Science from Tulane University.

Mark A. Floyd has served as a Director of the Company since June 2001. Mr. Floyd is currently an independent businessman and investor. Until February, 2007, Mr. Floyd was President and Chief Executive Officer of Entrisphere, Inc., a telecommunications company, a position he had held since August of 2002. Mr. Floyd was the President and Chief Executive Officer of Siemens ICN, Inc. from April 2001 until January 2002. Prior to that, Mr. Floyd co-founded Efficient Networks, Inc., a publicly held company, in June 1993 and served as President, Chief Executive Officer and a Director of Efficient Networks, Inc. from 1993 to 2001. Siemens ICN, Inc. acquired Efficient Networks, Inc. in April 2001. From 1991 to 1993, Mr. Floyd served as Chief Operating Officer and a Director of Networth, Inc., a provider of LAN products including Ethernet hubs, switches and network interface cards. Mr. Floyd previously was Executive Vice President, Chief Financial Officer and Director of Interphase Corporation, a provider of enterprise server connectivity solutions for high-speed LAN, high capacity storage and remote access applications from 1984 to 1991. Mr. Floyd is chairman of the board of Tekelec, which provides network applications for fixed, mobile and packet networks.

David R. Laube has served as a Director of the Company since January 2001. Mr. Laube is currently Executive in Residence for the Business School at the University of Colorado at Denver. Mr. Laube served in several senior finance and information technology positions at US WEST from 1983 until 2000, the latest position being Vice President and Chief Information Officer. Prior to 1983, Mr. Laube was Vice President of Finance and Information Systems for the digital telephone division of Harris Corporation. Mr. Laube is a director of Network Equipment Technologies, a maker of telecommunications equipment. Mr. Laube received a B.A. in Finance from the University of Washington and holds an M.B.A. from the Wharton School of Business at the University of Pennsylvania. In 2004 Mr. Laube was awarded an honorary doctorate degree from the University of Colorado.

Thomas C. Lamming has served as a Director of the Company since April 2004. Mr. Lamming is a consultant to Telstra, Australia’s leading telecommunications and information services company, where he has been leading Telstra’s IT and corresponding business transformation program since August 2005. He previously worked at Accenture from 1978 to fall 2003, being admitted to the partnership in 1989. Mr. Lamming worked in a variety of industries over the course of his 25 plus year career at Accenture, concentrating the last 14 years in the communications industry. He specialized in working with primarily Fortune 500 organizations in the planning, designing, and implementation of integrated business solutions, organization performance, and information technology. Mr. Lamming has held a variety of senior leadership positions including Global Managing Partner (GMP)—Communications Industry Practice and GMP—Next Generation Networks Service Line (Fall of 2000). In these capacities, Mr. Lamming had responsibility for the industry/service line strategies, growth initiatives with our clients and in key markets, and strategic investments and alliances. Prior to Fall of

2000, Mr. Lamming was Managing Partner—Western US Communications Practice (1998) and Managing Partner—Denver Communications Practice (1995). Mr. Lamming was also a member of Accenture’s Global Leadership Council and a representative to Accenture’s World Economic Forum team. Mr. Lamming earned his undergraduate and graduate degrees at the University of Missouri Columbia.

General (USAF, retired) Lance W. Lord has served as a Director of the Company since July, 2006. General Lord is a former Commander, Air Force Space Command at Peterson Air Force Base in Colorado, from April 2002 to April 2006. General Lord was responsible for the development, acquisition, and operation of the Air Force’s space and missile systems, including the global network of communications and intelligence satellites, the missile warning system, and the ICBM launch facilities. He led nearly 40,000 space professionals who provide combat forces and capabilities to North American Aerospace Defense Command and U.S. Strategic Command. General Lord received a B.S. in Education from Otterbein College and a masters degree in Industrial Management from the University of North Dakota, Grand Forks.

See “Corporate Governance” and “Executive Compensation—Director Compensation” below for additional information regarding the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board (“Audit Committee”) has selected HEIN & Associates, LLP (“HEIN”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2007, which includes an audit of the effectiveness of the Company’s internal control over financial reporting. HEIN was appointed as the Company’s independent registered public accounting firm on October 11, 2005, and audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2005. A representative of HEIN is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions. During the Company’s two most recent fiscal years and through the date of the engagement of HEIN, the Company did not consult with HEIN regarding any matters or reportable events described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Although stockholder ratification of the appointment of HEIN as the Company’s independent registered public accounting firm is not required, the Board has determined that it is desirable to request ratification of the Audit Committee’s selection of HEIN by the Company’s stockholders. Notwithstanding this selection, the Audit Committee, in its discretion, may appoint new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders fail to ratify this proposal, then the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Change in Independent Public Accountants

On September 9, 2005, KPMG LLP (“KPMG”) advised the Audit Committee of the Company that KPMG had declined to stand for re-election as the Company’s independent registered public accounting firm. The decision was mutual between both parties and was approved by the Audit Committee. KPMG’s engagement as the Company’s independent registered public accounting firm ended effective upon completion of the review of the Company’s interim financial statements as of June 30, 2005 and for the three- and six- month periods then ended and the filing by the Company of its Form 10-Q for the period ended June 30, 2005 with the SEC. On September 14, 2005, upon the completion of KPMG’s review of the Company’s interim financial statements as of June 30, 2005 and the filing of the Company’s Form 10-Q for the period ended June 30, 2005, the services of KPMG as the Company’s principal accountants ceased.

In connection with the audits of the two fiscal years ended December 31, 2004, and during the subsequent interim period through September 14, 2005, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused them to make reference thereto in their report.

KPMG’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements for the year ended December 31, 2003 included a separate paragraph which stated the following: “As discussed in note 5 to the consolidated financial statements, Carrier Access Corporation adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002,” and KPMG’s report on the Company’s consolidated financial statements for the year ended December 31, 2004 included a separate paragraph which stated the following: “As discussed in note 3, the consolidated financial statements as of and for the years ended December 31, 2003 and 2004 have been restated to reflect adjustments related to revenue recognition and inventory valuation allowances.”

The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria, and contains explanatory paragraphs that state:

•

Management did not comply with established Company policies and procedures requiring a review of the Company’s consolidated statement of cash flows. This failure to comply with established policies and procedures resulted in material misstatements in the Company’s December 31, 2004 consolidated statement of cash flows. Specifically, there were material misstatements in cash flows from operating activities and cash flows from investing activities.

•

The Company did not have effective policies and procedures to evaluate customer arrangements for the appropriate application of revenue recognition criteria as contemplated by generally accepted accounting principles in the U.S. This deficiency resulted in material misstatements to the Company’s financial statements, specifically the overstatement of revenue, costs of sales, and accounts receivable, and the understatement of inventory in the Company’s previously filed consolidated financial statements as of and for the years ended December 31, 2003 and 2004, and for the interim periods contained therein. Accordingly, the Company has restated such consolidated financial statements to reflect the correction of these errors.

•

The Company did not have effective policies and procedures over accounting for its inventory reserves to prevent the write up of inventory once it had been written down in a previous fiscal accounting period. This deficiency resulted in material misstatements of inventory and cost of sales in the Company’s previously filed consolidated financial statements as of and for the years ended December 31, 2003 and 2004, and for the interim periods contained therein. Accordingly, the Company has restated such consolidated financial statements to reflect the correction of these errors.

•

The Company lacked the depth of personnel with sufficient technical accounting expertise to identify and account for complex transactions in accordance with generally accepted accounting principles in the U.S. This deficiency contributed to the aforementioned misstatements and resulted in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements would not be prevented or detected.

During the years ended December 31, 2003 and December 31, 2004 and the subsequent interim period through September 14, 2005, there were no reportable events (as defined in Regulation S-K Item 304(a)(i)(v)), except the following:

In Item 9A of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, management of the Company reported that it had assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and had identified material weaknesses in internal control as described above. Because of the effect of such material weaknesses on the achievement of the objectives of the control criteria, KPMG’s report opined that the Company had not maintained effective internal control over financial reporting as of December 31, 2004.

The subject matter of the material weaknesses described above was discussed by the Company’s management and the Audit Committee of the Board of Directors of the Company with KPMG. The Company has authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning these issues, once such firm has been selected.

KPMG furnished a letter addressed to the SEC stating its agreement with certain statements made in the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2005, which statements are not materially different than the statements made herein. KPMG’s letter, dated September 14, 2005, is filed as Exhibit 16.1 to such Current Report on Form 8-K.

KPMG audited the Company’s financial statements from 1994 through fiscal year 2004.

In Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, management of the Company assessed the effectiveness of internal control over our financial reporting as of December 31, 2005. Based on its assessment of internal control over financial reporting, management concluded that as of December 31, 2005, internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Pre-Approval of Fees by Audit Committee

The Company’s Audit Committee is responsible for appointing, setting the compensation for and overseeing the work of the Company’s independent registered public accounting firm. In connection with these responsibilities, the Company’s Audit Committee adopted a policy for approving all services and associated fees provided by the independent registered public accounting firm prior to the commencement of such services. The Audit Committee Chairperson, or when appropriate his/her designee on the Audit Committee, may approve audit and permissible non-audit services up to $50,000, and the full Audit Committee must approve all requests greater than $50,000.

Accounting Fees

The following table sets forth the fees billed by HEIN for audit and other services rendered for the last two fiscal years.

	2006	2005
Audit Fees (1)	$318,655	$344,775
Audit-Related Fees (2)	18,900	—
Tax Fees (3)	53,290	5,400
All Other Fees	—	—

Total	$390,845	$350,175

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, as well as services that generally only the Company’s independent registered accounting form can reasonably provide, including statutory audits and services rendered in connection with the Company’s SEC filings. Audit Fees also includes fees for the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements not reported under “Audit Fees”, primarily consisting of audit fees for the Company’s 401(k) Plan.

(3)	Tax Fees include fees billed for tax compliance, consultation and planning services.

The following table sets forth the fees billed by KPMG for audit and other services rendered for the last two fiscal years.

	2006	2005
Audit Fees (1)	$41,183	$445,375
Audit-Related Fees (2)	6,600	503,382
Tax Fees (3)	4,650	147,066
All Other Fees	—	—

Total	$52,433	$1,082,823

(1)	Audit Fees for 2005 consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, as well as services that generally only the Company’s independent registered accounting form can reasonably provide, including statutory audits and services rendered in connection with the Company’s SEC filings. Audit Fees for 2006 represents fees for professional services rendered in connection with KPMG’s consent to inclusion of its opinion on the Company’s 2004 consolidated financial statements in the Company’s Form 10-K for the year ended 2005. Audit Fees also includes fees for the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements not reported under “Audit Fees”. For 2005, fees are primarily related to the restatement of the Company’s financial statements and the audit of the Company’s 401(k) Plan. The 2006 amount represents fees billed for transition of audit services to HEIN.

(3)	Tax Fees for 2005 include fees billed for tax compliance, consultation and planning services. The 2006 amount consists of fees billed for transition of tax return services to HEIN.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board has unanimously approved, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to enable the amendment of the Bylaws of the Company by a majority vote of the Board (the “Amendment”). The Board has declared the Amendment to be advisable and has recommended that the Amendment be presented to the stockholders for approval.

Section 109 of the Delaware General Corporation Law provides that stockholders may adopt, amend or repeal the bylaws of a corporation, and that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws of a corporation upon the directors of the corporation. The Company’s Amended and Restated Certificate of Incorporation, filed at the time of the Company’s initial public offering in 1998, currently does not permit the Company’s Board to adopt, amend or repeal the Company’s Bylaws.

The Amendment would authorize the Board to adopt, amend or repeal the bylaws of the Company by a majority vote but would also expressly maintain the current rights of the Company’s stockholders to adopt, amend or repeal the Company’s Bylaws. The certificates of incorporation of many public companies authorize their boards of directors to adopt, amend or repeal the bylaws. This authority allows the boards of directors of these companies to make changes to and update the bylaws in a quick and flexible manner while simultaneously maintaining the rights of stockholders to adopt, amend or repeal the bylaws.

If this Proposal 3 is approved, Article Six of the Amended and Restated Certificate of Incorporation will be amended to include a new paragraph 3 to read in its entirety as follows:

“In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws of the corporation. The affirmative vote of at least a majority of the Board then in office shall be required in order for the Board to adopt, amend, alter or repeal the corporation’s Bylaws. The corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the corporation may not be amended, altered or repealed except in accordance with Article VIII of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.”

If this Proposal 3 receives the requisite approval by stockholders at the meeting, we will file a Certificate of Amendment setting forth the Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Following such amendment, the Board of the Company will vote upon a proposal to amend the Bylaws of the Company, primarily to separate the positions of chief executive officer and president so that the Board may, in the future, if it determines it to be in the best interests of the Company, appoint separate persons to serve in such offices. The Board may also make other modifications to the Bylaws to reflect changes in Delaware corporate law that have been enacted since the Company’s initial public offering in 1998. If this Proposal 3 fails to receive the requisite approval by stockholders at the meeting, the Amended and Restated Certificate of Incorporation will not be so amended and the power to amend the Bylaws of the Company shall remain limited to the stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

CORPORATE GOVERNANCE

The Board is committed to being a leader in corporate governance. The Board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and Carrier Access. Our key governance practices are described below and may be found on our web site at www.carrieraccess.com– “Investors”—“Corporate Governance.”

Governance Practices

The Board has adopted corporate governance practices that provide the framework for the oversight of our business and operations. These practices include, among other things, the following:

•

A substantial majority of the Board consists of independent directors. In addition, the Audit Committee, Compensation Committee (the “Compensation Committee”) and Governance and Nominating Committee must consist entirely of independent directors.

•

The non-management directors designate a lead director to promote strong, independent oversight of Carrier Access’s management and affairs. More information regarding the lead director’s role and responsibilities may be found below under the heading “Lead Director.”

•	The Board has adopted stock ownership guidelines applicable to directors and officers.

•	The Board periodically reviews our long-term strategic and business plans.

Additional governance practices are described in the remainder of this section.

Board Independence

Our Board has adopted the definition of “independent director” found in the listing standards of The Nasdaq Stock Market (“Nasdaq”) to assist it in making determinations regarding the independence of its members. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Carrier Access. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer or employee of Carrier Access;

•

a current partner or employee of an internal or external auditor of Carrier Access or a partner or employee of an internal or external auditor of Carrier Access who personally worked on the Carrier Access audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of Carrier Access;

•	a paid advisor or consultant to Carrier Access receiving in excess of $100,000 per year in direct compensation from Carrier Access (other than fees for service as a director); and

•	affiliated with a company that does business with Carrier Access and the annual payments to or from Carrier Access exceeded the greater of $200,000 or 5% of the other company’s annual gross revenues.

The Board has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the Board has reviewed Carrier Access’s relationships with organizations with which our directors are affiliated and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the Board has determined that, except for Roger L. Koenig, our Chairman, President and CEO, and Nancy G. Pierce, our Corporate Development Officer, each director satisfies the criteria and is independent.

Board Meetings and Committees

The role of the Board is to oversee the performance of the chief executive officer and other senior management of the Company and to assure that the best interests of stockholders are being served. To satisfy this responsibility, the directors are expected to take a proactive approach to their duties and function as active monitors of corporate management. In addition, the Board sets standards and policies to ensure that the Company is committed to achieving its objectives while maintaining the highest standards of responsible conduct and ethics. The day-to-day business of the Company is carried out by its employees, managers and officers, under the direction of the chief executive officer and the oversight of the Board, to enhance the long term value of the Company for the benefit of stockholders.

The Board has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, and Compensation Committee. Each committee’s charter is published on our web site at www.carrieraccess.com under the heading “Corporate Governance” and is also available in print to any stockholder who requests it by writing to Carrier Access Corporation, 5395 Pearl Parkway, Boulder CO 80301, Attention: Corporate Secretary.

The table below provides membership information for the Board and each committee as of the date of this proxy statement. During fiscal 2006, the Board met 10 times. The Board and certain committees also engaged in other discussions, conference calls and took other actions during fiscal 2006 apart from these meetings. During fiscal 2006, no director attended less than 75% of the total of all meetings of the Board and the committees on which they served. The Company encourages attendance by members of the Board at the Company’s annual stockholder meeting, but such attendance is not required. Mr. Koenig and Ms. Pierce attended the Company’s 2006 annual meeting of stockholders.

	Audit Committee	Governance and Nominating Committee	Compensation Committee
Independent Directors (1)
John W. Barnett, Jr.		Chair	X
Mark A. Floyd	X	X	Chair
Thomas C. Lamming	X	X	X
David R. Laube	Chair	X	X
General (USAF, retired) Lance W. Lord (1)

Inside Directors
Roger L. Koenig
Nancy G. Pierce

Number of Meetings in 2006	5	4	4

(1)	General (USAF, retired) Lance W. Lord was appointed to the Board in July 2006.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, and assisting the Board in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s internal accounting and financial controls, (3) the Company’s compliance with legal and regulatory requirements, (4) the organization and performance of the Company’s internal audit function, and (5) the independent registered public accounting firm’s qualifications, independence and performance.

The Board has determined that each member of the Audit Committee is independent as defined by the rules of the Company, the Nasdaq and the SEC. The Board also has determined that David R. Laube, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Laube’s experience, training and education. The Audit Committee Report is included in this proxy statement below.

Compensation Committee

The Compensation Committee assists the Board in overseeing the compensation of the Company’s chief executive officer and other executive officers, approving and evaluating the Company’s executive officer compensation plans, policies and programs, and administering the Company’s equity compensation plan. The Compensation Committee also provides oversight of the Company’s compensation policies, plans and benefits programs. The Compensation Committee has delegated to the chief executive officer the authority to grant stock options and to make new hire, retention and promotion stock option grants within certain guidelines to employees below the level of Vice President.

The Board has determined that each member of the Compensation Committee is independent as defined by the rules of the Company and the Nasdaq. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of the Company’s processes and procedures for the consideration and determination of executive compensation. The Compensation Committee Report is included in this proxy statement below.

Governance and Nominating Committee

The Governance and Nominating Committee reviews and makes recommendations to the Board on matters concerning general corporate governance, ethics and conflicts of interest, the composition and evaluation of, and nominations to, the Board and committees of the Board. The Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by the stockholders of the Company. For more information, see “Recommending Candidates for Election to the Board of Directors” below.

The Board has determined that each member of the Governance and Nominating Committee is independent as defined by the rules of the Company and the Nasdaq.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is currently composed of Messrs. Barnett, Floyd, Laube and Lamming. No interlocking relationship exists between any member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or director of the Company or its subsidiaries.

Lead Director

In January 2006, the Board created the position of lead director and elected David R. Laube as lead director. The Board believes that a lead director is an integral part of a Board structure that promotes strong, independent oversight of Carrier Access’s management and affairs. The lead director shall be independent as determined by the Board in accordance with the Nasdaq listing standards and summarized above. The lead director’s duties include working with our Chairman of the Board (“Chairman”) to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a lead director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and designation of the lead director.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board annually reviews its performance. Many of the changes to the governance practices of the Board have resulted from the annual evaluation process. The

Board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of Board and committee performance.

Recommending Candidates for Election to the Board or Directors

The Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Governance and Nominating Committee of the Company to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must be received by December 31st of the year prior to the year in which the recommended candidate will be considered for nomination.

The Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection as director nominees are as follows:

•

The Governance and Nominating Committee regularly reviews the current composition and size of the Board. In its evaluation of director candidates, including the members of the Board eligible for re-election, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers the following: (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Governance and Nominating Committee may consider appropriate.

•

While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the telecommunications industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Governance and Nominating Committee will apply these same principles when evaluating director candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

Our newest director, General (USAF, retired) Lance W. Lord, was initially suggested as a candidate by a non-management director. During the last year, no third party was used to evaluate or assist in identifying potential nominees.

Under our Bylaws, formal nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our Bylaws described in “Procedure for Submitting Stockholder Proposals” above.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct, which applies to all officers, directors, employees and representatives. The Code of Conduct is the foundation of our ethics and compliance program and covers a wide range of areas. Many of our policies are summarized in the Code of Conduct, including policies regarding Conflict of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with all laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. Individuals may report matters of concern through our anonymous, confidential Ethics Hotline at (303) 218–5779.

The Code of Conduct is published on our web site at www.carrieraccess.com under the heading “Corporate Governance – Code of Conduct” and is also available in print to any stockholder who requests it by writing to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, Attention: Corporate Secretary. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our web site.

Communication with the Board

Anyone who has a concern about our conduct may communicate that concern directly to the lead director on behalf of the non-management directors as a group, or any one of our non-employee directors. You may contact the lead director by writing to Carrier Access Company, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary. Stockholders may also communicate with the Board electronically by sending an email to the following email address: boardofdirectors@carrieraccess.com. These matters will be referred to the lead director and tracked by the Corporate Secretary.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Audit Committee, or through our anonymous, confidential Ethics Hotline at (303) 218–5779. All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the Corporate Secretary unless otherwise instructed by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned in fiscal 2006 to the following individuals, whom we refer to as our named executive officers:

•	our Chairman, President and Chief Executive Officer, Roger L. Koenig;

•	our Corporate Development Officer, Nancy G. Pierce;

•	our Executive Vice President, Treasurer and Chief Financial Officer, Gary Gatchell; and

•	our Executive Vice President and Chief Operating Officer, Allen E. Snyder.

The discussion below is intended to help explain the detailed information provided in the tables and put that information into context within our overall compensation program.

Role and Authority of our Compensation Committee

The members of our Compensation Committee currently are Messrs. Floyd (Chair), Barnett, Lamming, and Laube, each of whom qualifies as an independent director under the listing standards of the Nasdaq, as a “non-employee director” under Rule 16b-3 of the Exchange Act, and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

The role and authority of the Compensation Committee are discussed in detail in its charter, which is published on our web site at www.carrieraccess.com under the heading “Corporate Governance,” and includes the information discussed below.

Our Compensation Committee has primary responsibility for determining and administering the compensation programs for our executive officers and for approving the terms and provisions of each executive officer’s employment with the Company. The Compensation Committee, taking into account the recommendations of the other independent Board members, is responsible for approving the base salary of our Chief Executive Officer, determining his bonus eligibility, approving the terms of our executive officer bonus plans, and approving the award of any discretionary bonuses.

Our Board has delegated to our Compensation Committee the responsibility of overseeing and advising the Board concerning our compensation and employee benefit plans and practices, including our executive compensation plans, incentive compensation and equity-based plans. Under our Compensation Committee Charter, our Compensation Committee is responsible for approving the base salaries for our executive officers, and the terms of our annual officer bonus plans, and administering our equity incentive plans and approving the equity incentive grants thereunder to our employees, including executive officers. Our Compensation Committee periodically reports to our Board on executive officer compensation matters. The Compensation Committee has delegated authority to the Chief Executive Officer with respect to issuance and approval of stock option grants for employees within prescribed grade levels and maximum annual amounts to any single employee. These option grants are reviewed prior to approval by the SVP-Human Capital and Associate General Counsel. The Compensation Committee also reviews these option grants to ensure that the grants are made in accordance with the Committee’s delegation of authority. In December 2006, the Compensation Committee performed its annual review of the Company’s internal policy on equity grant practices and process compliance regarding award issuance and approval processes.

Role of Executive Officers in Compensation Decisions

None of the executive officers participate in any discussions or decisions of our Board or Compensation Committee regarding the setting of their respective salary or the award of any bonus or the grant of any equity incentive to such executive officer. The Chief Executive Officer, Corporate Development Officer and the Executive Vice President—Chief Operating Officer may participate in the discussion of salaries, bonus and equity incentives of other executive officers as requested by the Compensation Committee.

Role of Executive Compensation Consultants

The Compensation Committee, along with participation by the other independent Board members, the Chief Financial Officer and the Senior Vice President of Human Capital, review and approve the hiring of executive compensation consultants. In 2006, the Company obtained surveys of compensation programs from the following providers:

Radford Group Executive Market Compensation Survey

Radford (National High Tech) Survey

Presidio (National High Tech-Proxy Data)

Iquantic (National High Tech) Survey

The Company provided such surveys to the Compensation Committee for consideration in determining and approving the executive compensation for fiscal year 2006. The Compensation Committee also retained Rick Olivieri & Associates to review the Company’s executive compensation program, specifically with respect to the Company’s stock option program for executives.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs are:

•	to attract, motivate and retain highly qualified, experienced individuals to manage and lead our Company;

•	to offer these individuals competitive compensation packages;

•	to link their short-term cash incentives to the achievement of measurable financial performance goals;

•	to link their long-term incentives to our stock price performance;

•	to provide incentives to attain our financial and strategic objectives;

•	to align management’s interest with the long-term interests of our shareholders; and

•	to reward our executives for creating shareholder value.

How We Determine and Assess Executive Compensation

In determining the 2006 compensation programs for our executive officers, our Board and Compensation Committee considered 2005 compensation data and information for eleven software telecommunication peer group companies with revenue between $50.0 to $200.0 million and for thirty technology companies, as contained in the market surveys listed above, to assess the competitiveness of our executive compensation programs.

From that group of companies, the Compensation Committee selected a smaller “peer group” of companies. For 2006, our peer group consisted of the following 6 telecommunications equipment companies that our Compensation Committee believed were the Company’s principal competitors for executive talent: Zhone

Technologies, Inc.; Tut Systems, Inc.; NMS Communications Corp; AudioCodes, Ltd.; Sonus Networks, Inc.; and Network Equipment Technologies Inc. The Committee used the peer group information as a point of reference for setting base salaries, target total cash compensation (i.e., base salaries and cash bonuses) and target total direct compensation (i.e., target total cash compensation and target long-term incentive compensation). We compared our proposed compensation components individually and in the aggregate to the compensation paid at companies in our peer group and to information in the compensation surveys described above. Although we do not believe that it is appropriate to establish compensation levels based solely on benchmarking to peer group or survey comparisons, we do believe that peer group data and compensation survey information are among the many factors we should consider in determining the competitiveness and reasonableness of the elements of our executive compensation programs, and we recognize that our executive compensation programs must compare favorably with the compensation programs of our competitors.

The principal components of our executive compensation programs are:

•	base salary;

•	short-term incentives in the form of cash bonuses;

•	long-term equity incentives (excluding Ms. Pierce and Mr. Koenig, our founders);

•	severance and change in control benefits; and

•	other benefits.

The market for talented, qualified and experienced telecommunications executives is intensely competitive. We seek to hire only highly qualified executives to manage our Company. Our philosophy is to provide a total compensation program to our executive officers that is attractive and competitive overall with the compensation programs offered to executives at the companies with whom we compete for executive talent. Our Compensation Committee believes that the elements of our executive compensation program are individually and in the aggregate generally competitive with the compensation programs of the companies with whom we compete for executive talent.

Elements of Our Compensation Program.

Base Salaries.

Our Compensation Committee was responsible for setting and approving the 2006 base salaries of all executive officers, including executive officers hired during the course of the year, and in their deliberations, requested and received the input and participation of the other independent Board members. Our Compensation Committee views base salaries as an opportunity for executive officers to earn a portion of their cash compensation that is not subject to the risk of the Company’s financial performance. Consistent with our compensation policy, our Compensation Committee generally targets our executive officer base salaries at or about the 50th percentile of companies in our peer group, although some variation is allowed in the judgment of our Compensation Committee to take into account a specific executive officer’s experience, qualifications and skills.

In determining base salaries (including any subsequent adjustments), our Compensation Committee reviews each executive officer’s current base salary (or salary history in the case of new hires) and considers base salary and other compensation information for the companies in our peer group and the telecommunications equipment industry in general that is available from compensation surveys and various other sources. Our Compensation Committee also takes into account each executive officer’s position, scope of responsibilities, experience, and individual contributions and performance, the other components of an executive officer’s compensation package, internal pay equity, and competitive conditions and considers our financial results and condition as well as our growth in revenues and earnings. We do not apply specific formulas to fix salaries or to determine annual increases. Due to the highly competitive nature of the telecommunications equipment industry, our

Compensation Committee believes that base salaries at or above the competitive median of our peer group are generally necessary and appropriate to attract and retain qualified executive officers.

Our Compensation Committee annually reviews and adjusts, as it deems appropriate, the base salaries of our executive officers, typically during the first quarter of every year, in order to align salaries with market levels, and in so doing, takes into account the same factors we consider in setting an executive officer’s initial base salary. Effective January 1, 2006, our Compensation Committee increased the base salaries payable to the Company’s executive officers by percentages ranging from 0% to 18%. For 2006, our Compensation Committee approved base salaries payable to our named executive officers of $325,000, $232,600, and $200,000, for Mr. Koenig, Ms. Pierce, and Mr. Gatchell, respectively, which reflected increases of 18%, 8%, and 0%, respectively, over these executive officers’ 2005 base salaries.

Based upon a recommendation of our Compensation Committee, our Board approved $350,000 as the base salary payable to Mr. Snyder in connection with the commencement of his employment as our Executive Vice President & Chief Operating Officer in November 2006. In determining Mr. Snyder’s base salary, our Compensation Committee and our Board generally considered the same factors as our Compensation Committee considers in determining the base salaries of our other executive officers.

Effective February 1, 2007, our Compensation Committee, with the input of other independent directors who are not members of the Compensation Committee, increased base salaries payable to our executive officers by percentages ranging from 0% to 10.0%. For 2007, our Compensation Committee approved base salaries of $325,000, $232,600 and $220,000 for Mr. Koenig, Ms. Pierce, and Mr. Gatchell, respectively, which reflected increases of 0%, 0% and 10%, respectively, over their 2006 base salaries.

Cash Bonuses.

Our Board believes that a significant portion of each executive officer’s annual compensation should be paid in the form of cash bonuses that are directly tied to our financial performance and that vary in amount based on the executive officer’s position and responsibilities with the Company. Generally, the higher the level of responsibility that an executive officer has within the Company, the greater the percentage of the executive officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses. For 2006, our Compensation Committee targeted cash bonuses that would provide our executive officers with an opportunity to leverage their total cash compensation above the 50th percentile of total cash compensation offered to executive officers in our peer group companies.

In January 2006, our Compensation Committee recommended and our Board approved a 2006 Officer Bonus Plan under which our executive officers could earn cash bonuses based on the extent to which the Company achieved certain financial goals during 2006. Under the terms of the 2006 Officer Bonus Plan, each of our named executive officers who were employed by us at December 31, 2006, was eligible to receive a cash bonus equal to a percentage of his or her base salary up to a maximum ranging from 80% to 120%, depending on the executive officer’s position, based on the Company’s financial performance as measured by the degree to which the Company attained a pre-set, revenue and operating income goal for each fiscal quarter and the fiscal year of 2006. The Compensation Committee believes that revenue and operating income are two of the major leading indicators of the Company’s performance and expect the executive officers to focus on these factors to increase shareholder value. Under the 2006 Officer Bonus Plan, bonuses would only be paid if our revenue and operating income for the applicable quarter and fiscal year 2006 met or exceeded a minimum revenue and operating income goal set forth in and calculated in a manner prescribed by the 2006 Officer Bonus Plan. The highest amount of potential cash payments would be made if the annual revenue and operating income targets were achieved at 120% of the approved operating plan. No cash payments would be made if the annual revenue and operating income targets did not meet at least 80% of the approved operating plan. Fifty percent (50%) of the potential cash payments were allocated based on achievement of quarterly targets, and fifty percent (50%) were allocated for achievement of annual targets. The revenue and operating income targets were set at levels that required the Company to exceed its performance from the previous fiscal year by a significant amount.

Under our 2006 Officer Bonus Plan, we awarded aggregate bonuses of $139,813 to our executive officers, including $85,313, $22,000, and $32,500 to Mr. Koenig, Ms. Pierce, and Mr. Gatchell, respectively, for achievement of the first and second quarter revenue and operating income targets. No bonuses were paid with respect the third or fourth quarter or the 2006 annual revenue and/or operating income targets. Because Mr. Snyder joined the Company in November 2006, he was not eligible to participate in the 2006 Officer Bonus Plan.

Long-Term Equity Incentives.

Long-term equity incentives are key components of our executive compensation program. Our Compensation Committee believes that equity incentives help to provide a necessary balance to our executive compensation program because the vesting of equity awards creates an incentive for our management team to preserve and increase shareholder value and encourages executive officer retention, while base salaries and cash bonuses typically focus on short-term compensation and performance.

Our Board has delegated to our Compensation Committee the authority for administering our equity incentive plans and for recommending the amounts and terms of equity incentives awarded to our employees. Our Compensation Committee views the award of equity incentives as an effective, valuable and necessary means and incentive to attract and retain key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to motivate them to create long-term shareholder value.

We have used non-qualified stock options as our principal equity incentive vehicle because stock options provided a relatively straightforward incentive and, prior to the adoption of FAS 123(R), resulted in lower compensation expense for us relative to other forms of equity compensation. We continue to evaluate the appropriate mix of long-term equity incentives in light of the Company’s compensation philosophy.

Other than Ms. Pierce and Mr. Koenig, our founders, each executive officer currently receives an initial grant of equity incentives upon first joining the Company and thereafter is eligible periodically to receive an award of additional equity incentives. Although the number of equity incentives initially awarded to a new executive officer is currently individually negotiated, our Compensation Committee generally awards a number of equity incentives to a new executive officer within a range determined by and consistent with that executive officer’s position and based on the Compensation Committee’s evaluation of peer group compensation information and market data. Although our Compensation Committee typically considers granting additional equity incentives to executive officers annually during the first calendar quarter of each year, equity incentives are not awarded automatically to our executive officers on an annual basis. Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information.

In determining the size and other terms of an equity incentive grant to an executive officer, the Compensation Committee considers a number of factors, including such executive officer’s position and responsibilities, relative equity among our executive officers, promotions, individual performance, salary, previous equity incentive grants (if any), vesting thereof, and length of service to the Company. The Compensation Committee from time to time also awards equity incentives on a selective basis to executive officers in order to recognize individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention. The exercise price of the grant is based on the date on which our Compensation Committee has approved the grant and unless specifically approved otherwise by the Compensation Committee, is the first trading day of the week following the date of approval.

In 2006, the Board granted stock options to purchase up to 500,000 and 25,000 shares of our common stock to Messrs. Snyder and Gatchell, respectively. In February 2007, the Board granted a stock option to purchase up to 20,000 shares of our common stock to Mr. Gatchell. These options will vest 25% at the one year anniversary from the date of grant, with the remainder vesting in equal quarterly increments over the succeeding three years. Mr. Snyder’s options were granted in connection with the commencement of his employment, while

Mr. Gatchell’s options were granted in recognition of performance objectives achieved in 2005 and 2006,

respectively. We did not grant stock options to Mr. Koenig or Ms. Pierce because of their existing significant share holdings as founders of the Company.

Severance and Change In Control Benefits

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with us. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of a long-term employment contract, we may offer specified severance and change-in-control benefits in the executive’s offer letter. Such benefits also provide protection for our executives who, upon joining us, may forfeit substantial pay and benefits earned from a previous employer.

Severance Benefits: Mr. Snyder. Pursuant to our offer letter with Mr. Snyder, our Executive Vice-President and Chief Operating Officer, Mr. Snyder is entitled to receive cash payments from the Company equal to twelve months base salary, plus twelve months target incentive cash bonus, payable in equal monthly installments over a twelve month period, following a termination by the Company without cause or a voluntary resignation by Mr. Snyder for good reason, each as defined in the offer letter. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter. We do not have arrangements to pay severance benefits to any of our other named executive officers.

Change in Control Benefits: Mr. Gatchell and Mr. Snyder. We also have change-in-control agreements with Mr. Gatchell and Mr. Snyder which were entered into as part of their offer letters. A change-in-control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change-in-control of Carrier Access were under consideration, we expect that Mr. Gatchell and Mr. Snyder would naturally be faced with personal uncertainties and distractions about how the transaction may affect continued employment with us. By entering into this change-in-control agreement before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our shareholders’ best interests in the event of any threatened or pending change in control, and to encourage the executives to stay on board to see the transaction through to completion, even if it may signal an adverse change in personal employment prospects.

Accordingly, Mr. Gatchell’s offer letter provides for the acceleration and full vesting of any then unvested options Mr. Gatchell may hold in the event a change in control occurs and, within the two months before or the six months after the change in control, Mr. Gatchell is terminated without cause.

Mr. Snyder’s offer letter provides for certain cash payments and for the acceleration and full vesting of any then unvested options Mr. Snyder may then hold in the event a change in control occurs and, within the two months before or the twelve months after the change in control, Mr. Snyder is either terminated without cause or resigns for good reason. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter. Mr. Snyder is also entitled to “gross-up” protection for any excise tax that might apply in the case of a change in control. This benefit will be the amount of the excise tax triggered by the payment, any interest and penalties applicable to the excise tax, and any additional excise tax, penalties and interest payable as a result of the “gross up” payment .

These agreements are not intended to provide a windfall to our executives by virtue of a change in control taking place. For Mr. Snyder, for instance, any benefit received by him under a change-in-control agreement would be reduced by the severance benefit he may earn under our severance policy as described above, so that there would be no duplication of benefits.

For more information on our executive severance and the terms of our change-in-control agreement with Mr. Snyder, see “Potential Payments upon Termination or Change-in-Control” below.

Other Executive Benefits

Other executive benefits are an important part of our executives’ overall compensation. Access to quality health care and other welfare benefits protect all employees and their families’ health and well-being. We do not offer additional perquisites to our named executive officers that are not also available to our other employees. These benefits include the ability to participate in our group life, health, disability, flexible benefits and 401(k) plans on the same basis as other eligible employees.

We believe that these benefits overall are consistent with the benefits offered by other companies with whom we compete for executive officers.

Tax, Accounting and Other Considerations

Tax Considerations. Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. To date, because the level of our compensation to named executive officers has not met the limits imposed by Section 162(m), we have not intentionally designed components of our executive compensation programs to qualify as performance-based compensation under Section 162(m).

Accounting Considerations. With the adoption of FAS 123R, there are potentially significantly different accounting effects to differing forms of equity awards, for example the treatment of service vs. performance-based stock options, or awards of restricted stock. The Compensation Committee will continue to review the varying effects of different forms of equity awards when determining future awards.

2006 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Roger L. Koenig Chief Executive Officer, President & Chairman of the Board	2006	$325,000	—	$85,313	$2,000	$412,313

Gary Gatchell Executive Vice-President, Treasurer & Chief Financial Officer	2006	$200,000	$315,754	$32,500	$2,000	$550,254

Nancy G. Pierce Chief Development Officer	2006	$232,600	—	$22,000	$2,000	$256,600

Allen E. Snyder (1) Executive Vice-President & Chief Operating Officer	2006	$54,096	$137,908	—	—	$192,004

(1)	Mr. Snyder joined the Company in November 2006.

(2)	Amounts represent the aggregate expense recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2006 in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to 2006. For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(3)	Reflects amounts paid pursuant to the 2006 Officer Bonus Plan for performance in the first and second quarters of fiscal 2006.
(4)	Reflects 401(k) plan matching contributions.

Grants of Plan Based Awards in 2006

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2006 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum
Roger L. Koenig	4/24/06	—	$243,750	$487,500
Gary Gatchell	1/20/06				25,000	$5.00	$77,676
	4/24/06	—	$100,000	$200,000
Nancy G. Pierce	4/24/06	—	$120,750	$241,750
Allen E. Snyder	11/6/06				500,000	$6.23	$1,730,322

(1)	Reflects threshold, target and maximum target bonus amounts for fiscal 2006 performance under the 2006 Officer Bonus Plan, as described in “Compensation Discussion and Analysis — Cash Bonuses.” The actual bonus amounts were determined by the Compensation Committee following the first and second quarters of fiscal 2006 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table.”
(2)	Reflects options granted under the 1998 Stock Incentive Plan. All options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then in equal quarterly increments over the succeeding three years and have contractual terms of five years from the grant date. See “Potential Payments upon Termination or Change of Control” for a further description of certain terms relating to these awards.
(3)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table presents information concerning unexercised options for each named executive officer outstanding as of the end of fiscal 2006.

		Option Awards
	Grant Date (1)	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
Roger L. Koenig
Gary Gatchell	6/10/05	75,000	125,000	$4.62	06/09/10
	1/20/06	—	25,000	$5.00	01/20/11
Nancy G. Pierce
Allen E. Snyder	11/6/06	—	500,000	$6.23	11/06/11

(1)	Reflects options granted under the 1998 Stock Incentive Plan. All options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then in equal quarterly increments over the succeeding three years and have contractual terms of five years from the grant date. See “Potential Payments upon Termination or Change of Control” for a further description of certain terms relating to these awards.

2006 Option Exercises and Stock Vested

None of the options awarded to our named executive officers were exercised during the year ended December 31, 2006, and there were no outstanding stock awards granted or vested during the year ended December 31, 2006.

Potential Payments upon Termination or Change in Control

Severance Arrangement with Mr. Snyder

Pursuant to our offer letter with Mr. Snyder, our Executive Vice-President and Chief Operating Officer, Mr. Snyder is entitled to receive cash payments from the Company equal to twelve months base salary, plus twelve months target incentive cash bonus, payable in equal monthly installments over a twelve month period, following a termination by the Company without cause or a voluntary resignation by Mr. Snyder for good reason, each as defined in the offer letter. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter.

Change-in-Control Agreements

We have entered into change in control agreements with Messrs. Gatchell and Snyder as part of our offer letters with them.

•

Mr. Gatchell will be entitled to receive the acceleration and full vesting of any unvested stock options that have been granted to him in the event a change in control occurs and, within the two months before or the six months after the change in control, Mr. Gatchell is terminated without cause, as defined in the offer letter.

•	Mr. Snyder will be entitled to receive (i) a cash payment of twelve months of Mr. Snyder’s then current compensation, including base salary plus targeted incentive cash bonus, payable in twelve equal monthly installments; and (ii) the acceleration and full vesting of any unvested stock options that have been granted to him in the event a change in control occurs and, within the two months before or the twelve months after the change in control, Mr. Snyder is either terminated without cause or resigns for good reason, each as defined in the offer letter. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter. Mr. Snyder is also entitled to “gross-up” protection for any excise tax that might apply in the case of a change in control. This benefit will be the amount of the excise tax triggered by the payment, any interest and penalties applicable to the excise tax, and any additional excise tax, penalties and interest payable as a result of the “gross up” payment.

In both Messrs. Gatchell’s and Synder’s offer letters, a “change-in-control” is defined as a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

Allen E. Snyder

The following table indicates the amount of compensation payable by us to Mr. Snyder pursuant to the terms of his offer letter following a termination by the Company without cause or a voluntary resignation by Mr. Snyder for good reason, each as defined in his offer letter, whether (1) not in connection with a change of control and (2) in connection with a change of control. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of the Company’s common stock is the closing price on the NASDAQ Global Market as of that date ($6.56). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Element	Not in Connection with a Change of Control	In Connection with a Change of Control
Cash Payment
Base Salary	$350,000	$350,000
Target Bonus	$350,000	$350,000
280G Tax Gross-Up (1)	—	$216,250
Vesting Acceleration (2)	—	$165,000

Total	$700,000	$1,081,250

(1)	Assumes excise tax of twenty percent (20%).
(2)	Reflects the aggregate market value of unvested option grants, computed by multiplying (i) the difference between $6.56 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 29, 2006.

Gary Gatchell

The following table indicates the amount of compensation payable by us to Mr. Gatchell pursuant to the terms of his offer letter in the event a change in control occurs and, within the two months before or the six months after the change in control, Mr. Gatchell is terminated without cause, as defined in the offer letter following a change of control. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of the Company’s common stock is the closing price on the NASDAQ Global Market as of that date ($6.56). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Element	In connection with a Change-in-Control
Vesting Acceleration (1)	$281,500

Total	$281,500

(1)	Reflects the aggregate market value of unvested option grants, computed by multiplying (i) the difference between $6.56 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 29, 2006.

Director Compensation

Compensation for Fiscal 2006

The following table provides information concerning the compensation paid by us to each of our non-employee Directors for fiscal 2006. Mr. Koenig and Ms. Pierce, who are our employees, do not receive additional compensation for their services as a Director.

Name	Fees Earned Or Paid in Cash (1)	Option Awards (2)	Total
John W. Barnett, Jr.	$35,000	$52,137	$87,137
Mark A. Floyd	$35,000	$52,137	$87,137
Thomas C. Lamming	$30,000	$140,969	$170,969
David R. Laube	$50,000	$64,208	$114,208
General (USAF, retired) Lance W. Lord	$22,500	$28,562	$51,062

(1)	Consists of (i) annual retainers paid to each non-employee Director (pro-rated for General Lord, who joined the Board in July 2006) and (ii) supplemental fees paid for service as a committee chairperson or lead independent director.
(2)	Amounts represent the aggregate expense recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2006 in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to 2006. For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the Directors.

The following table shows the aggregate number of common shares and options to acquire common shares held by each non-employee Director as of December 31, 2006:

Director	Number of Shares Directly or Beneficially Owned	Number of Options Outstanding (1)
John W. Barnett, Jr.	24,300	155,500
Mark A. Floyd.	5,200	155,200
Thomas C. Lamming.	—	70,000
David R. Laube.	65,200	150,200
General (USAF, retired) Lance W. Lord.	—	30,000

(1)	Represents the total number of outstanding options awarded to acquire shares of common stock as of December 31, 2006.

The following table shows the number of options to acquire common shares awarded to each non-employee Director, and the aggregate grant date fair value, during the fiscal year ended December 31, 2006:

Director (1)	Grant Date	Number of Shares Underlying Option Awards	Grant Date Fair Value (2)
John W. Barnett, Jr.	06/07/06	10,000	$40,324
Mark A. Floyd.	06/07/06	10,000	$40,324
Thomas C. Lamming.	06/07/06	10,000	$40,324
David R. Laube.	06/07/06	10,000	$40,324
General (USAF, retired) Lance W. Lord.	07/14/06	15,000	$62,475
	07/15/06	15,000	$60,118

(1)	Except for options awarded to General Lord, options awarded are fully vested one year from the date of grant. Options granted on 07/14/2006 to General Lord vest 25% per year beginning one year from the date of grant; for options awarded on 07/15/06, 25% begin to vest one year from the date of grant, and the remainder vest in equal increments quarterly thereafter through 07/15/10.
(2)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the Directors.

Standard Director Compensation Arrangements

The principal features of the compensation received by our non-employee directors for 2006 are described below.

Annual Retainers.    All non-employee directors received an annual board cash retainer fee of $30,000. In addition, certain non-employee directors received the following supplemental annual retainers in 2006:

Lead Independent Director	$10,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$5,000
Governance and Nominating Committee Chair	$5,000

Such cash payments are paid in quarterly installments.

Equity Awards.    Each non-employee director also received an annual grant of options to acquire 10,000 shares of the Company’s common stock, except for General Lord. These grants were made under the Automatic Option Grant Program, which is a component applicable to non-employee directors of the Company’s 1998 Stock Incentive Plan. Unless otherwise provided by the Board, the options vest in full one year from the date of grant, or upon the earlier occurrence of the director’s termination as a director after a change in control of Carrier Access or the director’s death. Upon a director’s termination of service on the Board for any other reason, unvested options, if any, are forfeited. Shares acquired through exercises of unvested options, if any, are subject to repurchase by the Company at the exercise price until the vesting schedule is met. General (USAF, retired) Lord did not receive an annual grant because he was not serving on the Board at the time of the 2006 Annual Meeting. In connection with his appointment to the Board in July 2006, General Lord was granted two options to acquire an aggregate of 30,000 shares of the Company’s common stock at the discretion of the Board pursuant to Company’s 1998 Stock Incentive Plan. Options granted on July 14, 2006 to General Lord vest 25% per year beginning one year from the date of grant. Twenty-five percent of the options granted on July 15, 2006 to General Lord vest one year from the date of grant, and the remainder vest in equal increments quarterly thereafter through July 15, 2010.

Other Arrangements.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including travel and related expenses incurred to attend Board and Committee meetings.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,140,031	$6.32	2,556,428
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,140,031	$6.32	2,556,428

(1)	The number of shares available under the Company’s 1998 Stock Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to the lesser of 2.5% of the shares of outstanding common stock on the last trading day of the immediately preceding calendar year or 562,500 shares. The numbers disclosed above are as of January 1, 2007 and include the annual increase of 562,500 shares for 2007.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with our Code of Ethics and Business Conduct and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance any proposed related person transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

There were no reportable relationships or transactions in fiscal 2006.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Common Stock of the Company as of March 15, 2007 for the following: (1) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s voting securities; (2) each of the persons named in the Summary Compensation Table; (3) each of the Company’s current directors; and (4) all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class
Roger L. Koenig (3)	13,031,616	37.88%
Nancy Pierce (3)	13,031,616	37.88%
KELD, LLC (4)	9,679,500	28.14%
Goldman Sachs Asset Management, L.P. (5)	2,153,029	6.26%
Dalton, Greiner, Hartman, Maher & Co. LLC (6)	1,863,049	5.42%
Dimensional Fund Advisors LP (7)	1,803,932	5.24%
Gary Gatchell (8)	95,312	*
John W. Barnett, Jr. (9)	154,800	*
David R. Laube (10)	190,200	*
Mark A. Floyd (11)	145,200	*
Thomas C. Lamming (12)	47,500	*
General (USAF, retired) Lance W. Lord (13)	—	*
Allen E. Snyder (13)	—	*
All directors and executive officers as a group (10 persons) (14)	13,674,628	39.13%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each person listed on the table is c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of shares beneficially owned is based on 34,402,036 shares outstanding as of March 15, 2007.

(3)	Represents 1,181,558 shares held by Mr. Koenig, 1,170,558 shares held by Ms. Pierce, 1,000,000 held jointly by Mr. Koenig and Ms. Pierce and 9,679,500 shares held by KELD, LLC. Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.

(4)	Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.

(5)	Goldman Sachs Asset Management, L.P. (“Goldman Sachs”) may be deemed to beneficially own 2,153,029 shares and has sole voting power with respect to 1,489,881 of those shares. The address of Goldman Sachs is 32 Old Slip, New York, NY 10005. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 7, 2007.

(6)	Dalton, Grenier, Hartman Maher & Co. LLC (“Dalton”) may be deemed to beneficially own 1,863,049 shares and has sole voting power with respect to 1,829,449 of those shares. The address of Dalton is 565 Fifth Avenue, Suite 2101, New York, NY 10017. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 6, 2007.

(7)	The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2007.

(8)	Consists of 95,312 shares of common stock subject to options exercisable within 60 days of March 15, 2007.

(9)	Represents 22,800 shares held by Mr. Barnett, 1,500 shares beneficially held in a managed account, 130,500 shares of common stock subject to options exercisable within 60 days of March 15, 2007, 10,000 of which would be subject to the Company’s right of repurchase if exercised.

(10)	Represents 65,200 shares held by Mr. Laube, 135,000 shares of common stock subject to options exercisable within 60 days of March 15, 2007, 10,000 of which would be subject to the Company’s right of repurchase if exercised.

(11)	Represents 5,200 shares held by Mr. Floyd, 140,000 shares of common stock subject to options exercisable within 60 days of March 15, 2007, 10,000 of which would be subject to the Company’s right of repurchase if exercised.

(12)	Consists of 47,500 shares of common stock subject to options exercisable within 60 days of March 15, 2007, none of which would be subject to the Company’s right of repurchase if exercised.

(13)	Neither General Lord nor Mr. Snyder has any direct ownership of the Company’s common stock or shares of common stock exercisable within 60 days of March 15, 2007.

(14)	Includes 443,000 shares of common stock subject to options exercisable within 60 days of March 15, 2007, 60,000 of which would be subject to the Company’s right of repurchase if exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the Nasdaq. Based on our records and other information, we believe that, in 2006, none of our directors, executive officers or 10% stockholders failed to file a required report on time.

AUDIT COMMITTEE REPORT

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm is responsible for auditing these financial statements and performing an attestation of the Company’s internal controls. It is the responsibility of the Audit Committee to oversee these activities.

Our Audit Committee reviewed and discussed the audited financial statements with management and with HEIN & Associates, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit Committee also discussed with management and with HEIN & Associates, LLP the evaluation of the Company’s internal controls and the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed with HEIN & Associates, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61 and received the written disclosures and the letter from HEIN & Associates, LLP required by Independence Standards Board Standard No. 1. The Audit Committee also discussed the auditors’ independence with HEIN & Associates, LLP. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

David R. Laube, Chairman

Mark A. Floyd

Thomas C. Lamming

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mark A. Floyd, Chairman

John W. Barnett, Jr.

David R. Laube

Thomas C. Lamming

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on any such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the accompanying proxy card in the envelope that has been provided.

THE BOARD OF DIRECTORS

Boulder, Colorado

April 23, 2007

It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Carrier Access Corporation’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent’s website at http://www.econsent.com/ticker at any time and follow the instructions. Act Now!

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy — Carrier Access Corporation

2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Carrier Access Corporation, a Delaware corporation (“Carrier Access”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 23, 2007, and appoints Nancy Pierce and Kevin Kuznicki proxies and attorneys-in-fact (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Carrier Access that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Carrier Access to be held on May 30, 2007 at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301 at 9:30 A.M. Mountain Time, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARRIER ACCESS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2007. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE.

(Continued and to be signed on reverse side.)

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000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: 01 - Roger L. Koenig 04 - David R. Laube 07 - Lance Lord For Withhold 02 - Nancy Pierce 05 - Mark A. Floyd ForWithhold 03 - John W. Barnett, Jr. 06 - Thomas C. Lamming

For Withhold

2. The ratification of the appointment of HEIN LLP by the Board of Directors as independent registered public accounting firm of the Corporation for the year ending December 31, 2007.

For Against Abstain

3. The approval for the amendment of the Certificate of Incorporation to enable the amendment of the By-Laws of the Company by a majority vote of the Board of Directors as it deems to be in the best interest of the Corporation.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate office, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

7	2 A V 0 1 3 1 0 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND